EXHIBIT 10.3

            SECOND AMENDED AND RESTATED JOINT VENTURE

                    AND SHAREHOLDERS AGREEMENT


                      FOR P.T. SMELTING CO.

                             between

                MITSUBISHI MATERIALS CORPORATION,

                 P.T. FREEPORT INDONESIA COMPANY,

                   MITSUBISHI CORPORATION, and

             NIPPON MINING & METALS COMPANY, LIMITED



                 as amended on December 11, 1996



                            TABLE OF CONTENTS
                                                             PAGE

ARTICLE 1.   DEFINITIONS AND INTERPRETATION............................2
     1.1     Definitions...............................................2
     1.2     Construction..............................................8

ARTICLE 2.   ESTABLISHMENT OF PROJECT COMPANY..........................8
     2.1     Organization and Registration.............................8
     2.2     Articles of Association...................................9
     2.3     Ratification by PTSC......................................9

ARTICLE 3.   CAPITAL, SHARES, AND SUBORDINATED LOANS...................9
     3.1     Initial Authorized Capital/Shares/Par Value...............9
     3.2     Subscription for Initial Issued Capital...................9
     3.3     First Capital Increase...................................10
     3.4     Initial Payment for First Capital Increase...............11
     3.5     Payment of the Authorized Capital Subscription
               Balance................................................11
     3.6     Increase of Authorized Capital Amount Prior to
               Production Date........................................11
     3.7     Making of Subordinated Shareholder Loans.................12
     3.8     Default in Payment of Subscription or Making of
               Subordinated Shareholder Loans.........................13

ARTICLE 4.   PREEMPTIVE RIGHTS........................................15
     4.1     Increase in Authorized Capital After the Production
               Date...................................................15
     4.2     Preemptive Rights of Parties.............................15
     4.3     Consequences of Failure to Subscribe for Full
               Proportionate Share....................................15

ARTICLE 5.   TRANSFER OF SHARES OR SUBORDINATED LOANS.................16
     5.1     Approval Required for Transfer...........................16
     5.2     Prohibition on Certain Transfers.........................17
     5.3     Right of First Offer.....................................17
     5.4     Consent to Certain Transfers by MMC......................18
     5.5     Consent to Certain Transfers to Subsidiaries.............19
     5.6     Consent to Share Pledges in Connection With the
               Project Loans..........................................20
     5.7     Party's Right to Assign Shareholder Rights and
               Subordinated Shareholder Loans.........................20
     5.8     Mandatory Participation by a Third Party in the
               Share Capital of PTSC..................................20
     5.9     New Shareholder to Become Bound by this Agreement........22
     5.10    Obligations Continuing...................................22

ARTICLE 6.   BOARD OF DIRECTORS; PRESIDENT DIRECTOR...................22

ARTICLE 7.   BOARD OF COMMISSIONERS; PRESIDENT COMMISSIONER...........23

ARTICLE 8.   GENERAL PROVISIONS RELATING TO DIRECTORS AND
               COMMISSIONERS..........................................24
     8.1     Dismissal................................................24
     8.2     Vacancy..................................................24

ARTICLE 9.   DIVIDEND POLICY..........................................24

ARTICLE 10.  EXECUTION OF AGREEMENTS; PREINCORPORATION EXPENSES.......24
     10.1    Execution of Agreements..................................24
     10.2    Reimbursement of Organizational Expenses.................25
     10.3    Reimbursement of Feasibility Study Expenses..............25

ARTICLE 11.  FINANCING................................................25
     11.1    Financial Plan...........................................25
     11.2    Financing and Guarantees.................................25
     11.3    Share and Subordinated Loan Transfers....................26
     11.4    Repayment of Shareholder Support.........................26

ARTICLE 12.  COVENANTS................................................28
     12.1    General..................................................28
     12.2    Governmental Approvals...................................28
     12.3    Execution of Other Agreements............................28
     12.4    Competition With PTSC....................................28
     12.5    MMC Preferential Return..................................28
              (a)  Total Return of 13% or Less........................28
              (b)  Total Return Exceeding 13%.........................29
              (c)  Calculation of Target Return.......................29
     12.6    Increase in Floor TC's and RC's..........................30
     12.7    Subordination of Advisory Fee............................31
     12.8    Subordination of MMC Smelter License Royalty.............31
     12.8    Subordination of MMC Smelter License Royalty.............32
     12.9    Subordination of Financial Disadvantage Payable
               to MMC, MC or NMM......................................32

ARTICLE 13.  TERM OF THIS AGREEMENT...................................32

ARTICLE 14.  DEFAULT..................................................32
     14.1    Default..................................................32
     14.2    Effect of Default........................................33
     14.3    Share Purchase Right.....................................33
     14.4    Share Price..............................................34
     14.5    Share and Subordinated Loan Transfer.....................34

ARTICLE 15.  EFFECT OF TERMINATION AND DISSOLUTION....................35

ARTICLE 16.  DISPUTE RESOLUTION.......................................36
     16.1    Amicable Settlement......................................36
     16.2    Arbitration Rules........................................36
     16.3    Arbitrators..............................................36
     16.4    Arbitration Award........................................37
     16.5    Award to be Final and Conclusive.........................37
     16.6    Performance of Obligations Pending Decision..............38
     16.7    Waiver of Right to Terminate Board of Arbitration........38

ARTICLE 17.  REPRESENTATIONS AND WARRANTIES...........................38
     17.1    Corporate Power..........................................38
     17.2    Statements True..........................................38

ARTICLE 18.  CONFIDENTIALITY..........................................38
     18.1    Confidential Treatment/Permitted Disclosures.............38
     18.2    Implementation...........................................40
     18.3    Treatment of Project Information by PTSC.................40
     18.4    Obligations to Survive...................................40

Article 19.  ASSIGNMENT...............................................40

Article 20.  LAW AND INTERPRETATION...................................41
     20.1    Governing Law............................................41
     20.2    Governing Language of this Agreement.....................41
     20.3    Headings.................................................41

Article 21.  SEVERABILITY.............................................41

Article 22.  NOTICES..................................................41
     22.1    Manner of Delivery/Addresses.............................41
     22.2    Change of Address........................................43

Article 23.  FORCE MAJEURE............................................44

Article 24.  ENTIRE AGREEMENT.........................................44

Article 25.  AMENDMENTS...............................................44

Article 26.  NO THIRD PARTY BENEFICIARIES.............................46

Article 27.  NO CONFLICT WITH CREDIT DOCUMENTS........................46

Article 28.  MISCELLANEOUS............................................46


               SECOND AMENDED AND RESTATED JOINT VENTURE
                      AND SHAREHOLDERS' AGREEMENT


     THIS SECOND AMENDED AND RESTATED JOINT VENTURE AND SHAREHOLDERS' AGREEMENT is effective the 11th day of December 1996 between MITSUBISHI MATERIALS CORPORATION ("MMC"), a corporation organized and existing under the laws of Japan; P.T. FREEPORT INDONESIA COMPANY ("FI"), a limited liability company established under the laws of the Republic of Indonesia which is also domesticated in the State of Delaware, U.S.A.; MITSUBISHI CORPORATION ("MC"), a corporation organized and existing under the laws of Japan; and NIPPON MINING & METALS COMPANY, LIMITED ("NMM"), a corporation organized and existing under the laws of Japan (sometimes referred to individually as "Party" and together as the "Parties").

     WHEREAS, MMC and FI are shareholders of P.T. Smelting Co., an Indonesian limited liability company ("PTSC") formed to develop, construct and operate a 200,000 metric ton per annum copper smelter and refinery to be located at Gresik, East Java, Indonesia (the "Project");

     WHEREAS, MMC, FI and Fluor Daniel Asia, Inc. entered into that certain Joint Venture and Shareholders' Agreement dated October 25, 1995 concerning the development, construction, ownership and operation of the Project, as amended in the First Amended and Restated Joint Venture and Shareholders' Agreement ("First Amendment") dated May 24, 1996 (collectively, the "Shareholders Agreement");

     WHEREAS, MMC has now agreed to sell, and MC has agreed to purchase 83,125 Shares and paid up subscription rights to an additional 53,200 Shares, constituting 9.5% of the total number of fully paid Shares and subscription rights to Shares as of the date hereof;

     WHEREAS, MMC has also agreed to transfer to MC, and MC has agreed to assume from MMC, a portion of MMC's obligations as a shareholder of PTSC and sponsor of the Project, whereupon MMC shall be released from such obligations ot the extent transferred to MC;

     WHEREAS, MMC has now agreed to sell, and NMM has agreed to purchase 43,750 Shares and paid up subscription rights to an additional 28,000 Shares, constituting 5.0% of the total number of fully paid Shares and subscription rights to Shares as of the date hereof;

     WHEREAS, MMC has also agreed to transfer to NMM, and NMM has agreed to assume from MMC, a portion of MMC's obligations as a shareholder of PTSC and sponsor of the Project, whereupon MMC shall be released from such obligations to the extent transferred to NMM; and

     WHEREAS, MMC and FI now desire to further amend the Shareholders Agreement to reflect the above transactions, MC and NMM desire by execution hereof to become Parties to the Shareholders Agreement, and MMC, FI, MC and NMM desire to further amend the Shareholders Agreement to reflect other matters approved by them;

     NOW,  THEREFORE,  in   consideration  of  the  mutual  promises  and
covenants hereinafter set forth, the Parties hereby agree as follows:

           ARTICLE 1.   DEFINITIONS AND INTERPRETATION.

     1.1 Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the meaning as defined below:

     "Affiliate" shall mean any entity which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a party to this Agreement. Control shall be presumed to exist whenever one person or entity holds, directly or indirectly, through one or more intermediaries, twenty-five percent (25%) or more of the outstanding voting shares or interests in another entity.

     "Accepting  Party"  shall  have  the  meaning  set  forth in Section
3.8(b).

     "Auditor" means any independent firm of certified public accountants of good international repute, appointed by PTSC and approved by a General Meeting of Shareholders.

     "Basic Share Proportion" means the proportion in which the Parties own Shares as set forth in Sections 3.2 and 3.3, as the same may be adjusted pursuant to Section 3.8 or 4.3.

     "Basic Loan Proportion" means the proportion in which the Parties make Subordinated Shareholder Loans as set forth in Section 3.7, as the same may be adjusted pursuant to Section 3.8.

     "BKPM"  shall  mean  the  Capital  Investment  Coordinating Board of
Indonesia.

     "Commencement of Commercial Operations" shall mean the date of the first charge of copper concentrates to the smelting furnace of PTSC's smelter.

     "Concentrate Purchase and Sale Agreement" means the agreement to be entered into between PTSC and FI pursuant to which FI will sell copper concentrates to PTSC, and any subsequent modifications, supplements or amendments thereto.

     "Copper Cathode Export Sale and Purchase Agreement" means the agreement to be entered into between PTSC and MMC, MC and NMM pursuant to which MMC, MC and NMM will offtake all of the copper cathode produced by PTSC for export sale.

     "Cost Overrun Support" shall have the meaning set forth in the Credit Documents.

     "Credit  Documents" shall have the meaning set  forth  in  the  Loan
Agreement.

     "Default" shall have the meaning set forth in Section 14.1.

     "EPC Contracts" means the agreements dated May 31, 1996 between PTSC and Chiyoda Corporation, a corporation organized and existing under the laws of Japan, or one or more of its Affiliates, as the main contractor for the engineering, procurement and construction of the Facilities, any related agreements for the engineering, procurement and construction of the Facilities for which Chiyoda or its Affiliates will act as project manager or general contractor, and any subsequent modifications, supplements or amendments thereto.

     "Expatriate Consultant Recruitment Agreement" means the agreement to be entered into between PTSC and a recruiting company pursuant to which the recruiting company will recruit expatriate consultants for PTSC.

     "Facilities" shall mean the copper smelter, refinery, sulfuric acid plant, waste water treatment plant, jetty and associated facilities to be constructed at the Project.

     "Financial Plan" shall have the meaning set forth in Section 11.1.

     "First Amendment" has the meaning set forth in the preliminary statements.

     "First Capital Increase" shall have the meaning set forth in Section
3.3.

     "Floor TC's and RC's Support" shall have the same meaning as "Floor Price Support" set forth in the Credit Documents.

     "Government" shall mean any ROI ministry, department, political subdivision, agency, or commission.

     "Land Agreements" means, collectively, the agreements dated July 3, 1996 entered into between PTSC and PG pursuant to which PG will lease land, provide use of PG facilities, and grant easements to PTSC as required for the Facilities, and any subsequent modifications, supplements or amendments thereto.

     "Loan Agreement" shall mean that certain loan agreement dated as of December 11, 1996 by and among PTSC, the lenders and guarantee providers specified therein, Tokyo-Mitsubishi International (Singapore) Ltd., as facility agent, Barclays de Zoete Wedd Limited, as technical agent, The Industrial Bank of Japan Trust Company, as off-shore collateral agent, and P.T. IBJ Indonesia Bank, as on-shore collateral agent, and their respective successors and assigns.

     "Major Contracts" means (i) the Offshore Marketing Services Agreement, (ii) the Sulfuric Acid Sale and Purchase Agreement, (iii) the Land Agreements, (iv) the Offshore Operation and Technical Assistance Agreement, (v) the Smelter License Agreement, (vi) the Concentrate Purchase and Sale Agreement, (vii) the EPC Contracts, (viii) the Utility Supply Agreements, (ix) the Copper Cathode Export Sale and Purchase Agreement, (x) the Precious Metal Slime Sale and Purchase Agreement (xi) the Offshore Training Agreement, (xii) the Expatriate Consultant
Recruitment Agreement, (xiii) the Credit Documents, and (xiv) the Subordinated Shareholder Loan agreements.

     "Mitsubishi Continuous Copper Smelting and Converting Process" means the method or process covered, in whole or in part, by the technical information and/or the patents for the substantially continuous production of anode copper from copper-bearing sulfide ore, copper scrap, cement copper, copper matte or other copper-bearing materials by using a series of furnaces which are mutually linked together through launders, provided however that the battery limits of the process range from concentrate dryer to anode furnace.

     "MMC Warranty Support" means the warranty included in the Credit Documents pursuant to which MMC shall provide up to US$20,000,000 in assistance to PTSC if a certain copper loss recovery rate is exceeded in PTSC's smelter.

     "Non-Subscribing Party" shall have the  meaning set forth in Section
4.3.

     "Offshore Marketing Services Agreement" means the agreement to be entered into between PTSC, MMC, MC and NMM pursuant to which MMC, MC and NMM will provide marketing services from outside of Indonesia for certain products produced by PTSC, and any subsequent modifications, supplements or amendments thereto.

     "Offshore Operation and Technical Assistance Agreement" means the agreement to be entered into between PTSC and MMC pursuant to which MMC will provide certain operations and technical assistance services from outside of Indonesia to PTSC, and any subsequent modifications, supplements or amendments thereto.

     "Offshore Training Agreement" means the agreement to be entered into between PTSC and MMC pursuant to which MMC will provide certain smelter operation training services in Japan.

     "Overdue Interest Rate" shall mean (i) with respect to amounts to be paid by a Party or PTSC in Dollars, the Standard Dollar Interest Rate as changed from time to time from the due date of the payment to (but excluding) the date of payment, plus two percent (2%) (such rate to be adjusted simultaneously with each change in the Standard Dollar Interest
Rate) and calculated on the basis of a three hundred sixth five (365) day year and actual days elapsed; and (ii) with respect to amounts to be paid by a Party or PTSC in Rupiah, the Standard Rupiah Interest Rate as changed from time to time from the due date of the payment to (but excluding) the date of payment, plus five percent (5%) (such rate to be adjusted simultaneously with each change in the Standard Rupiah Interest
Rate) and calculated on the basis of a three hundred sixty five (365) day year and actual days elapsed.

     "Ownership Transfer Date" shall mean the date when, as a result of the exercise by the Project Lenders of their rights under the Project Loans, a third party (other than one or more of the Project Lenders or their successors or an entity majority-owned or controlled by any of them)  becomes  the  owner  of  a majority (at least 50.1%) of the issued
Shares.

     "PG"  means  P.T.  Petrokimia  Gresik   (Persero),   a  State  owned
Indonesian limited liability company.

     "PMA Account" means the Indonesian bank account(s) established by PTSC and into which shall be deposited all amounts contributed by each Shareholder to PTSC for Shares, for subscription payments for Shares, or for Subordinated Shareholder Loans made by such Shareholder to PTSC.

     "Precious Metal Slime Sale and Purchase Agreement" means the agreement to be entered into between PTSC and MC pursuant to which MC will offtake all of the precious metal slime produced by PTSC.

     "Production Date" means the date the first 1,200 MT of anodes acceptable for refining by PTSC's refinery have been produced by PTSC's smelter over a period of four (4) consecutive days.

     "Project" has the meaning set forth in the preliminary statements.

     "Project Information" has the meaning set forth in Section 18.1(a).

     "Project Lenders" shall mean the agents and the lenders (other than PTSC's shareholders), and that are party to the Project Loans, and their successors and permitted assigns.

     "Project Loans" shall mean the Loan Agreement (and related credit and security documentation) to be entered into between PTSC and the Project Lenders in regards to financing the construction and initial working capital of the Project.

     "Project Planning Agreement" means that certain Project Planning Agreement dated May 12, 1995 entered into by MMC and FI concerning the preparation of a feasibility study for the Project.

     "Qualified Transferee" has the meaning set forth in Section 5.7.

     "ROI" means the Republic of Indonesia.

     "Share" or "Shares" means a share of common stock in PTSC.

     "Shareholder" means a person who owns Shares.

     "Shareholders   Agreement"   has   the  meaning  set  forth  in  the
preliminary statements.

     "Shareholder  Support"  has the meaning  set  forth  in  the  Credit
Documents.

     "Smelter License Agreement" means the agreement to be entered into between PTSC and MMC pursuant to which MMC will grant to PTSC a license of the Mitsubishi Continuous Copper Smelting and Converting Process, and any subsequent modifications, supplements or amendments thereto.

     "Stage 2 Completion Date" shall have the meaning set forth in the Loan Agreement.

     "Standard Dollar Interest Rate" shall mean the published prime commercial lending rate of The Chase Manhattan Bank or its successor.

     "Standard Rupiah Interest Rate" shall mean the published prime commercial lending rate of Bank Indonesia or its successor.

     "Subordinated Shareholder Loan" means a loan made by any Shareholder to PTSC which by its terms is expressly made subordinate to the Project Loans.

     "Subsidiary" means any entity in which a Party to this Agreement holds, directly or indirectly, through one or more intermediaries, beneficial ownership of fifty percent (50%) or more of the voting shares or equity interests.

     "Sulfuric Acid Sale and Purchase Agreement" means the agreement to be entered into between PTSC and PG pursuant to which PG will purchase from PTSC, and PTSC will sell to PG, PTSC's sulfuric acid output, and any subsequent modifications, supplements or amendments thereto.

     "Support Fee" shall have the meaning set forth in the Offshore Operation and Technical Assistance Agreement.

     "Termination  Date" shall have the meaning set  forth  in  the  Loan
Agreement.

     "Transfer" means any pledge, mortgage, hypothecation, encumbrance, assignment, sale, conveyance or disposition, whether voluntarily, by operation of law, at judicial sale or otherwise.

     "Utility Supply Agreements" means the agreements to be entered into between PTSC and suppliers of power, oxygen, low pressure steam, natural gas, and industrial water pursuant to which such suppliers will provide said utilities to PTSC, and any subsequent modifications, supplements or amendments thereto.

     "VAT  Support"  shall have the  meaning  set  forth  in  the  Credit
Documents.

     "Voluntary Capital Contributions" shall have the meaning set forth in the Credit Documents.

     1.2  Construction

          (a) In this Agreement, unless the context otherwise requires, the singular shall include the plural and vice versa and reference to a gender shall include any other gender.

          (b) Any reference herein to a Section or Sections is a reference to the referenced Section or Sections of this Agreement unless otherwise specifically provided.

          (c) Any reference herein to an agreement is a reference to such agreement as amended, varied, added to, substituted, replaced, renewed, or extended from time to time.

          (d) Any reference herein to any law or statute shall be construed as including all statutory provisions consolidating, amending, or replacing the law or statute referred to.

                ARTICLE 2.  ESTABLISHMENT OF PTSC

     2.1 Organization and Registration. PTSC has been established under the laws of the Republic of Indonesia, and is domiciled in Jakarta at Plaza 89, 6th Floor-S-602, J1. H.R. Rasuna Said Kav.X-7 No. 6 Jakarta 12940, Indonesia.

     2.2 Articles of Association. The Articles of Association of PTSC have been approved by the Minister of Justice of the Republic of Indonesia by Decree No. C2-1648.HT.01.01.TH'96 dated 7th February 1996 and have been published in the State Gazette of ROI No. 26 dated 29 March 1996 Supplement No. 3183. The Parties acknowledge that the provisions of this Agreement are more detailed in certain respects than the Articles of Association and the Parties agree that in such cases the more detailed provisions of this Agreement, as among the Parties, shall be applicable. In the event of any conflict between the provisions of this Agreement and the Articles of Association, this Agreement shall control and the Parties shall to the extent permitted by applicable law amend the Articles of Association to the extent of any such conflict, so as to be consistent with the provisions of this Agreement.

     2.3 Ratification by PTSC. By its execution hereof, PTSC hereby ratifies and agrees to be bound by this Agreement as if it were a party hereto, to carry out the management and administration and its businesses in accordance with the terms and conditions of this Agreement, and to perform all obligations intended under this Agreement to be undertaken or performed by PTSC.

       ARTICLE 3.  CAPITAL, SHARES, AND SUBORDINATED LOANS.

     3.1 Initial Authorized Capital/Shares/Par Value. PTSC was incorporated with an initial authorized capital (the "Initial Authorized Capital") of Rp 191,275,000,000 (One Hundred Ninety-One Billion, Two Hundred Seventy-Five Million Rupiah) [US$87,500,000 (Eighty-Seven
Million, Five Hundred Thousand United States Dollars)], divided into Shares of par value Rp218,600 (Two Hundred Eighteen Thousand, Six Hundred Rupiah) [US$100 (One Hundred United States Dollars)] each.

     3.2 Subscription for Initial Issued Capital. The initial issuance of authorized capital (the "Initial Issued Capital") is Rp 191,275,000,000 (One Hundred Ninety-One Billion, Two Hundred Seventy-Five Million Rupiah) [US$87,500,000 (Eighty-Seven Million, Five Hundred Thousand United States Dollars)], represented by Eight Hundred Seventy-Five Thousand (875,000) Shares. The Parties have subscribed for (or have received Transfer of) the Shares of the Initial Issued Capital in the following ratio:

            Number of        Subscription     Basic Share
Party         Shares         Amount (US$)      Proportion
-------     ---------        ------------     -----------
MMC          529,375          52,937,500          60.5%
FI           218,750          21,875,000          25.0%
MC            83,125           8,312,500           9.5%
NMM           43,750           4,375,000           5.0%
Total        875,000         $87,500,000         100.0%


     3.3 First Capital Increase. The Parties agree to take all necessary steps to amend the Articles of Association of PTSC to reflect an increase in the authorized capital from Rp 191,275,000,000 (One Hundred Ninety-One Billion, Two Hundred Seventy-Five Million Rupiah) [US$87,500,000 (Eighty-Seven Million, Five Hundred Thousand United States Dollars)], represented by Eight Hundred Seventy-Five Thousand (875,000) Shares to reflect a revised authorized capital of Rp 327,900,000,000 (Three Hundred Twenty-Seven Billion Nine Hundred Million Rupiah), or such other number of Rupiah as shall be specified by BKPM as the equivalent of US$150,000,000 (One Hundred Fifty Million United States Dollars) represented by One Million Five Hundred Thousand (1,500,000) Shares of par value Rp218,600 (Two Hundred Eighteen Thousand, Six Hundred Rupiah), or such other number of Rupiah as shall be specified by BKPM as the equivalent of US$100 (One Hundred United States Dollars) each (the "First Capital Increase"). In addition to subscribing for and/or receiving
Transfer of Shares of the Initial Issued Capital in the Basic Share Proportion specified in Section 3.2, the Parties agree to subscribe for and accept the additional Six Hundred Twenty Five Thousand (625,000) Shares resulting from the First Capital Increase in the same Basic Share Proportion as follows:

            Number of        Subscription     Basic Share
Party         Shares         Amount (US$)      Proportion
------      --------         ------------     -----------
MMC          378,125          37,812,500          60.5%
FI           156,250          15,625,000          25.0%
MC            59,375           5,937,500           9.5%
NMM           31,250           3,125,000           5.0%
Total        625,000         $62,500,000         100.0%

     3.4 Initial Payment for First Capital Increase. Except as otherwise agreed by the Parties or resolved by the Board of Directors (subject to the approval of the General Meeting of the Shareholders), each Party shall pay its Basic Share Proportion of the subscription price for the additional Six Hundred Twenty Five Thousand (625,000) Shares resulting from the First Capital Increase into the PMA Account by the deadline required by the Indonesian Ministry of Justice in connection with approving the amendment to the Articles of Association of PTSC reflecting such increase in the authorized capital of PTSC. Payment shall be made in cash in U.S. Dollars, in a lump sum into the PMA Account without any right of set-off.

     3.5 Payment of the Authorized Capital Subscription Balance. In accordance with the Financial Plan and the provisions of this Agreement, the Board of Directors may, subject to approval by the General Meeting of Shareholders, call further payments by the Parties for the authorized capital until the Shares subscribed to are fully paid-up. The Board of Directors may call such payments, subject to approval by the General Meeting of Shareholders, in U.S. Dollars at such times and in such amounts as may be necessary to meet the expenditures of PTSC in accordance with the Financial Plan. On each call for further payment, each Party shall pay in cash in the amount due without any right of set-off within thirty (30) days from the date of the notice into the PMA Account without any right of setoff. All Shares subscribed for must be fully paid up on or before the Commencement of Commercial Operations in accordance with the Financial Plan.

     3.6 Increase of Authorized Capital Amount Prior to Commencement of Commercial Operations. To the fullest extent permitted by law, notwithstanding the Articles of Association, prior to the Commencement of Commercial Operations the Board of Directors may resolve, in accordance with the Financial Plan and the provisions of this Agreement and subject to approval by the General Meeting of Shareholders, that PTSC shall increase its authorized capital amount at such times and in such amounts as may be necessary to meet the expenditures of PTSC in accordance with the Financial Plan. Upon approval by the General Meeting of Shareholders, the Shares representing the increased authorized capital amount shall be offered to and subscribed for by each of the Parties in its Basic Share Proportion. Each Party shall pay the amount due, in cash, in U.S. Dollars, without any right of set-off, into the PMA Account by the deadline required by the Indonesian Ministry of Justice in connection with the approval of the amendment to the Articles of Association of PTSC reflecting such increase in the authorized capital of PTSC.

     3.7 Making of Subordinated Shareholder Loans. In addition to the capital subscriptions set forth in Sections 3.2, 3.3 and 3.6, at such time or times as set by the Board of Directors and approved by the General Meeting of Shareholders in accordance with the Financial Plan and the Project Loans, the Parties each agree to make (or purchase from another Shareholder who has made) initial Subordinated Shareholder Loans to PTSC in U.S. Dollars in the following aggregate principal amounts:

                                       Basic Loan
Party       Principal Amount (US$)     Proportion
-------     ----------------------     ----------
MMC             106,480,000               60.5%
FI               44,000,000               25.0%
MC               16,720,000                9.5%
NMM               8,800,000                5.0%
Total          $176,000,000              100.0%

The terms of the Subordinated Shareholder Loans, including the Loan period(s), the interest rate(s), repayment terms, subordination, priority, etc. shall be determined by the Board of Directors in accordance with the Financial Plan and the Project Loans, and approved by the General Meeting of Shareholders. For the avoidance of doubt, at any time prior to the Commencement of Commercial Operations the amount of Subordinated Shareholder Loans may be increased or decreased in accordance with the Financial Plan by resolution of the Board of Directors, subject to approval by the General Meeting of Shareholders, in a manner consistent with the Credit Documents. Upon approval by the General Meeting of Shareholders, the additional Subordinated Shareholder Loans shall (unless otherwise agreed by each of the Shareholders) be lent by each of the Parties in its Basic Loan Proportion. Each Party shall pay the principal amount of the Subordinated Shareholder Loan, in cash, in U.S. Dollars, without any right of set-off, into the PMA Account by the deadline set by the Board of Directors, which shall not, unless otherwise approved by the General Meeting of Shareholders, be earlier than fourteen (14) days after the approval by BKPM of the revised investment plan reflecting such increase in Subordinated Shareholder Loans.

     3.8 Default in Payment of Subscription or Making of Subordinated Shareholder Loans

          (a) If any Party (in this Section, hereinafter called the "Defaulting Party") fails to fulfill any of its obligations (i) to make subscription payments for the Initial Authorized Capital, (ii) to make subscription payments for additional Shares issued as a result of an increase in authorized capital prior to the Commencement of Commercial Operations, or (iii) to make a Subordinated Shareholder Loan when due, PTSC or any non-defaulting Party may immediately serve notice on the Defaulting Party, with copies to all other Parties, declaring the Defaulting Party to be in default and requiring it to remedy such default in full within ten (10) days of the date of the notice. Interest on overdue amounts shall be payable by the Defaulting Party to PTSC at the Overdue Interest Rate from the date payment was due until paid. All the rights, but not the obligations, of the Defaulting Party as a Shareholder, lender of Subordinated Shareholder Loans, and Party to this Agreement shall be suspended for as long as such default is unremedied or until the Defaulting Party ceases to be a Shareholder and/or lender of Subordinated Shareholder Loans.

          (b) Upon the expiration of the ten (10) day period described in Section 3.8(a) without remedy of the default, each non-defaulting Party shall have the right to acquire all or any portion of the Shares held by the Defaulting Party and assume all or any portion of the Subordinated Shareholder Loans held by the Defaulting Party by giving notice thereof within thirty (30) days. If the total number of Shares or total amount of Subordinated Shareholder Loans for which such notice has been given exceeds the total number of Shares or Subordinated Shareholder Loans held by the Defaulting Party then each Party giving notice (in this Section, hereinafter called "Accepting Party") may acquire at least the number of Shares and may assume at least the amount of Subordinated Shareholder Loans that bears the same ratio to the total number of Shares or Subordinated Shareholder Loans (as the case may be) of the Defaulting Party that such Accepting Party's respective Basic Share Proportion and Basic Loan Proportion bears to the aggregate Basic Share Proportions and Basic Loan Proportions of all the Accepting Parties. The Defaulting Party shall transfer the appropriate number of its Shares and assign the appropriate amount of its Subordinated Shareholder Loans to each of the Accepting Parties within ten (10) days of receipt of such notice from the Accepting Party, and each Party's Basic Share Proportion and Basic Loan Proportion shall be adjusted accordingly. The purchase price for the Shares to be paid by the Accepting Party shall be fifty percent (50%) of the aggregate amount paid up on such Shares by the Defaulting Party, or the book value of such Shares as determined by the Auditor, whichever is less. The Accepting Party shall also pay to PTSC the unpaid balance of any Shares that are not fully paid. The purchase price for the Subordinated Shareholder Loans shall be fifty percent (50%) of the aggregate outstanding principal and interest then due on the Subordinated Shareholder Loans to the Defaulting Party. In either case the purchase price shall be paid on the date the Accepting Party receives the Shares or the assignment of the Subordinated Shareholder Loans from the Defaulting Party, or, in the case of the Shares, as soon thereafter as the book value may be determined by the Auditor.

          (c) If the total number of Shares or the total amount of the Subordinated Shareholder Loans accepted or assumed by the Accepting Parties is less than the total number of Shares owned or total amount of outstanding Subordinated Shareholder Loans held by the Defaulting Party, the Defaulting Party shall be required to sell any remaining Shares and assign any remaining Subordinated Shareholder Loans to a third party, designated by the Board of Directors and approved by a General Meeting of Shareholders, for the same price and payment terms as provided in Section 3.8(b) in the case of Transfer to an Accepting Party. Upon Transfer of the Shares and Subordinated Shareholder Loans to a third party, the Basic Share Proportion and Basic Loan Proportion of each Party and the third party shall be adjusted accordingly. The third party shall also pay to PTSC the unpaid balance of any Shares that are not fully paid. For the execution of such sale of Shares and assignment of Subordinated Shareholder Loans to a third party, the Board of Directors shall be empowered for and on behalf of the Defaulting Party to apply to, appear before, submit information, obtain approval from the competent authorities and to take any other action to accomplish the above Transfer of Shares and Subordinated Shareholder Loans.

                  ARTICLE 4.  PREEMPTIVE RIGHTS

     4.1 Increase in Authorized Capital After the Commencement of Commercial Operations. If, after the Commencement of Commercial Operations, the Board of Directors shall determine that PTSC should increase its authorized capital, the Board of Directors shall give notice to the Shareholders and set a General Meeting of Shareholders for approval of the authorized capital increase. If approved by the General Meeting of Shareholders, the increase in the authorized capital of PTSC shall take effect when the Articles of Association are duly amended and, when necessary, any Government approvals have been obtained.

     4.2 Preemptive Rights of Parties. Each Party shall be entitled to subscribe for its Basic Share Proportion of any additional Shares issued by PTSC as a result of an increase in the authorized capital as specified in Section 4.1. Upon receipt of notice from the Board of Directors of PTSC's intention to issue additional Shares, each Party shall notify PTSC within thirty (30) days whether it intends to purchase its Basic Share Proportion of the additional Shares to be issued. If the total number of Shares for which the Parties have exercised such pre-emptive right exceeds the total number of shares to be issued, then each Party exercising such pre-emptive right may acquire at least the number of Shares that bears the same ratio to the total number of Shares to be issued that such Party's Basic Share Proportion bears to the aggregate Basic Share Proportion of all Parties giving such notice.

     4.3 Consequences of Failure to Subscribe for Full Proportionate Share. Should any Party elect not to subscribe for its full Basic Share Proportion of the Shares then being offered (a "Non-Subscribing Party"), then such Non-Subscribing Party shall thereafter have no greater rights than any person or entity not a Party to this Agreement to subscribe for Shares later offered by PTSC. In the event any Party fails to notify the Board of Directors in writing within such thirty (30) day period that it will subscribe to its Basic Share Proportion of the new Shares to be issued, or notifies the Board of Directors in writing that it will not subscribe to such new Shares or will subscribe to fewer new Shares than those to which it is entitled, then the Board of Directors shall first offer such Shares (the "Non-Subscribing Party Shares") to the other Parties. Each Party receiving such notice shall have thirty (30) days to notify PTSC whether it desires to purchase its Basic Share Proportion of the Non-Subscribing Party Shares. If the total number of Non-Subscribing Party Shares desired by the other Parties exceeds the total number of Non-Subscribing Party Shares to be issued, then each Party desiring Non-Subscribing Party Shares may acquire at least the number of Non-Subscribing Party Shares that bears the same ratio to the total number of Non-Subscribing Party Shares to be issued that such Party's Basic Share Proportion bears to the aggregate Basic Share Proportion of all Parties giving such notice; provided that should any Party accept in writing less than the number of Shares to which it would be entitled under the foregoing, such Party shall be entitled only to the number of Shares it has so accepted, and the remaining Shares shall be divided proportionately as above among those Parties who have accepted more than the number of Shares to which they would be entitled in accordance with the foregoing. If the other Parties do not subscribe for Non-Subscribing Party Shares within the time limits established above, then the Board of Directors may offer such Shares to third parties, with the prior approval of a General Meeting of Shareholders. Upon completion of the foregoing transactions, the Basic Share Proportion of each Party and the third party (if applicable) shall be adjusted in accordance with its ownership percentage.

       ARTICLE 5.  TRANSFER OF SHARES OR SUBORDINATED LOANS

     5.1 Approval Required for Transfer. Except as otherwise provided herein, or except as may be approved by the Board of Directors (subject to approval by the General Meeting of Shareholders), none of the Parties nor any person acting by authority of or for any of the Parties shall Transfer any or all of its right, title or interest in its respective Shares or its Subordinated Shareholder Loans, all such right, title and interest of each of the Parties being personal and non-transferable and non-assignable except as otherwise specified in this Agreement.

     5.2 Prohibition on Certain Transfers. Except as specifically permitted by the Credit Documents and this Agreement, no Shareholder shall Transfer any interest in its Shares or its Subordinated Shareholder Loans prior to the Stage 2 Completion Date. Nor shall any Party, without the written consent of the other Parties or except in the case of a Transfer pursuant to Section 5.4, 5.7 or 5.8, make any Transfer of less than all of its Shares to a single transferee as a result of which either the transferring Party or its transferee shall own less than five percent (5%) of all Shares of PTSC then issued.

     5.3  Right of First Offer.

          (a) No Party (a "Transferring Party") shall Transfer any of its Shares or Subordinated Shareholder Loans to any third party, unless it shall have first offered to sell such Shares and assign such Subordinated Shareholder Loans by written notice to all the other Parties and the Board of Directors. The written notice shall contain a description of the number of Shares offered for sale and the amount and terms of the subordinated Shareholder Loans offered for assignment, the price sought by the Transferring Party, and any other material information necessary for the other Parties to make an informed decision whether to purchase the Shares and/or assume the Subordinated Shareholder Loans.

          (b) Within thirty (30) days following receipt of the notice from the Transferring Party, each Party shall give written notice to all other Parties and the Board of Directors of its decision whether to purchase all or any portion of such Shares and/or assume all or any portion of such Subordinated Shareholder Loans. If the total number of Shares for which Parties have exercised such right exceeds the total number of Shares offered, or the total amount of Subordinated Shareholder Loans for which Parties have exercised such right exceeds the total amount of Subordinated Shareholder Loans offered, then each Party exercising such right may acquire at least the number of Shares and assume at least the amount of Subordinated Shareholder Loans that bears the same ratio to the total number of Shares or Subordinated Shareholder Loans offered that such Party's Shares or Subordinated Shareholder Loans bear to the total number of Shares or Subordinated Shareholder Loans of all Parties exercising such right; provided that should any Party accept less than the number of Shares or amount of Subordinated Shareholder Loans to which it would be entitled under the foregoing, such Party shall be entitled only to the number of Shares or amount of Subordinated
Shareholder Loans it has so accepted, and the remaining Shares and Subordinated Shareholder Loans offered for Transfer shall be divided proportionately as above among those Parties who have accepted more than the number of Shares or amount of Subordinated Shareholder Loans to which they would be entitled in accordance with the foregoing.

          (c) Notwithstanding the right of first offer stated in Section 5.3(a) and (b), in the event that the total number of Shares or Subordinated Shareholder Loans accepted in writing as provided in Section 5.3(b) is less than all of the Shares or Subordinated Shareholder Loans offered for Transfer, the Transferring Party may:

               (i) withdraw in whole or in part its offer to Transfer the number of Shares and amount of Subordinated Shareholder Loans offered; or

               (ii) Transfer (A) all of the Shares and/or Subordinated Shareholder Loans offered (including those accepted), or (B) if the Transferring Party so determines, only Transfer those Shares or Subordinated Shareholder Loans that were not accepted by the other Parties. In either case, the Transfer shall be made only to a third party who is financially responsible and of generally recognized good business repute at terms no more favorable than offered to the Parties, after the Transferring Party has notified the other Parties of the identity of the proposed purchaser and the terms of the proposed Transfer, and after the Transferring Party has received the consent of the General Meeting of Shareholders, and any Government approvals required for the proposed Transfer.

     5.4  Consent to Certain Transfers by MMC, MC and NMM.

          (a)  Notwithstanding  the provisions of Sections 5.1,  5.2  and
5.3 or the Articles of Association, MMC shall have the absolute right to Transfer up to five and four-tenths percent (5.4%) in total of the issued Shares and an equivalent amount of the Subordinated Shareholder Loans to MC and/or NMM, and/or, subject to the transferee being of financial standing acceptable to the other Parties, in their reasonable determination, any other Japanese company(ies) engaging in the copper smelting business or trading business, provided that the transferee company(ies) agree to be bound to all of the terms and conditions hereof and the Articles of Association. No guarantees or other support from MMC shall be required to effectuate such Transfer of Shares and Subordinated Shareholder Loans by MMC. Each Party agrees to vote in favor of such Transfer at a General Meeting of Shareholders at the request of MMC.

          (b) If PG does not exercise its option under the Land Agreements to exchange its land for five percent (5%) of the Shares from MMC, MMC shall thereafter be entitled to Transfer such five percent (5%) of the Shares (or whatever portion of the five percent (5%) of Shares not transferred to PG) to MC, NMM or another third party transferee as authorized herein.

          (c)  Notwithstanding  the  provisions  of Sections 5.1, 5.2 and
5.3 or the Articles of Association, MC and NMM shall have the absolute right to Transfer their Shares and/or Subordinated Shareholder Loans to MMC.

     5.5 Consent to Certain Transfers to Subsidiaries. Notwithstanding the provisions of Section 5.1, 5.2 and 5.3 or the Articles of Association, any Party shall, subject to its obligations under the Credit Documents, have the right to Transfer its Shares and Subordinated Shareholder Loans to a Subsidiary, provided that either of the following conditions are met:

          (a) such Subsidiary shall be of financial standing acceptable to the other Parties (which acceptance shall not be unreasonably withheld); or

          (b) the transferring Party shall remain jointly and severally liable for its obligations assumed under this Agreement.

Notwithstanding the above:

          (c) without the written consent of the other Parties or except in the case of a Transfer pursuant to Section 5.4 or 5.8, no Party shall make any Transfer as a result of which either the transferring Party or its Subsidiary shall own less than five percent (5%) of all Shares of PTSC then issued; and

          (d) no such Subsidiary shall cease to be a fifty percent (50%) or more owned Subsidiary of a Party without first transferring all of the said Shares and Subordinated Shareholder Loans to the Party or to another fifty percent (50%) or more owned Subsidiary of the Party.

     5.6 Consent to Share Pledges in Connection With the Project Loans. Notwithstanding the provisions of Section 5.1, 5.2 and 5.3 or the Articles of Association, the Parties hereby consent to a hypothecation or pledge of Shares if such hypothecation or pledge is required in connection with the execution or performance of the Project Loans.

     5.7 Party's Right to Assign Shareholder Rights and Subordinated Shareholder Loans. Should applicable laws, regulations or decrees of the ROI at any time limit the ability of any Party to fully exercise the rights granted to it pursuant to this Agreement and the Articles of Association, then such Party shall have the right to assign all of the rights and privileges conferred upon it under this Agreement and the Articles of Association to any other person or entity qualified to hold its Shares and Subordinated Shareholder Loans (the "Qualified Transferee") and such Qualified Transferee shall be entitled to all of the privileges and to exercise all of the rights of such Party; provided, however, that such Qualified Transferee shall agree to be bound to all of the terms and conditions hereof.

     5.8 Mandatory Participation by a Third Party in the Share Capital of PTSC.

          (a) If, in the sole discretion of the Board of Directors, it becomes necessary in connection with the acquisition of the land for the Project, in connection with obtaining financing for the Project, or in order to comply with Indonesian laws, regulations and decrees, for a third party to acquire an interest in the share capital of PTSC (the "Third Party Shareholder"), the Parties agree that Shares and Subordinated Shareholder Loans shall be tendered to the Third Party Shareholder in accordance with the procedure set forth in this Section 5.8.

          (b) If the Third Party Shareholder is PG and the Transfer is a result of PG's exercise of its option under the Land Agreements to exchange land for Shares, if so requested by the Board of Directors, MMC shall first make an irrevocable tender in writing to Transfer to PG up to five percent (5%) of the Shares and amount and type of Subordinated Shareholder Loans specified by the Board of Directors at MMC's cost for the Shares, plus the outstanding principal amount and accrued interest of such Subordinated Shareholder Loans. If it is necessary to fulfill the option given to PG in the Land Agreements to Transfer to PG more than five percent (5%) of the Shares, FI shall then make an irrevocable tender in writing to Transfer to PG the remainder of the Shares necessary to fulfill the option given to PG in the Land Agreements and amount and type of Subordinated Shareholder Loans specified by the Board of Directors at FI's cost for the Shares, plus the outstanding principal amount and accrued interest of such Subordinated Shareholder Loans.

          (c) In all cases other than as described in subparagraph (b), before PTSC shall issue new Shares to a Third Party Shareholder, if so requested by the Board of Directors, FI shall make an irrevocable tender in writing to Transfer to the Third Party Shareholder the number and type of Shares and the amount and type of Subordinated Shareholder Loans specified by the Board of Directors at the amount actually paid for the Shares by FI plus the outstanding principal amount and accrued interest of the corresponding portion of such Subordinated Shareholder Loans. FI shall send a copy of the tender to the other Parties and the Board of Directors. The tender shall be open for ninety (90) days from receipt by the Third Party Shareholder and the Board of Directors. If accepted by the Third Party Shareholder, FI shall promptly Transfer such Shares and Subordinated Shareholder Loans to the Third Party Shareholder upon receipt of payment therefor. In the event that FI is required to Transfer Shares to a Third Party Shareholder in accordance with this subsection (c) and if, as a result, FI retains ten percent (10%) or more of the issued Shares, the other Parties agree to revise the Articles of Association and any affected provisions of this Agreement as necessary such that FI shall retain, despite such forced Transfer of Shares, the shareholder veto rights it had prior to the Transfer pursuant to the Articles of Association. Furthermore, in the case of a forced transfer of Shares from FI to a Third Party Shareholder in accordance with this subsection (c) where FI retains ten percent (10%) or more of the issued Shares of the Company, pending formal amendment of the Articles of Association and this Agreement, the Parties agree that FI shall continue to have the same veto rights specified in the Articles of Association as though it were an owner of twenty percent (20%) of the issued Shares.

          (d) In the event of a forced Transfer in accordance with Subsections 5.8(b) or (c), the transferring Party shall Transfer to the Third Party Shareholder good and marketable title to the relevant Shares and Subordinated Shareholder Loans, and shall, prior to the Transfer, be responsible to satisfy in full any liens, pledges, or other encumbrances on the Shares and Subordinated Shareholder Loans other than liens, pledges or encumbrances arising in connection with the Project Loans.

     5.9 New Shareholder to Become Bound by this Agreement. Any transferor of Shares or Subordinated Shareholder Loans shall, before the transfer is effected, cause the transferee (other than another Party) to submit to all the other Parties a written confirmation and agreement in a form reasonably satisfactory to all the Parties to the effect that the transferee acknowledges all the provisions of this Agreement and (prior to the earlier of the Ownership Transfer Date and the Termination Date) the Credit Documents, and agrees to be bound by and to comply with all the provisions applicable to the transferor as if the transferee were originally a party to this Agreement and (prior to the earlier of the Ownership Transfer Date and the Termination Date) the Credit Documents.

     5.10 Obligations Continuing. In the event any Party ceases to own Shares and hold Subordinated Shareholder Loans, such Party shall cease to be a Party to this Agreement and shall thereafter not be entitled to any rights or benefits under this Agreement. However, such Party shall not be released from any outstanding obligations hereunder (including the Party's duty of Confidentiality as stated in Article 18), in the Major Contracts or under any guarantee unless the guarantee obligation is duly assumed by the transferee and such Party is released with the written consent of the other Parties.

       ARTICLE 6.  BOARD OF DIRECTORS; PRESIDENT DIRECTOR.

     PTSC shall be managed by a Board of Directors to be elected at the General Meeting of Shareholders. The Board of Directors shall consist of not less than three (3) and not more than fourteen (14) Directors. The initial number of Directors shall be three (3), but shall be increased shortly after establishment of PTSC to eleven (11). Each Shareholder who holds nine percent (9%) or more of the issued Shares shall have the right to nominate one or more Directors. The number of Directors that each such Shareholder shall have the right to nominate shall be calculated by first dividing the Shareholder's percentage ownership of all issued and outstanding Shares of PTSC by the number nine (9), then rounding any resulting fraction up or down to the nearest whole integer (a resulting fraction of one-half shall be rounded up). Each Party covenants and agrees to vote as a Shareholder to elect as Directors the individuals nominated by each Shareholder who is entitled to do so. Each nominating Party shall cause its nominated individual(s) to abide by the terms and conditions of this Agreement. MMC shall have the right to designate one of the Directors it nominates to be the President Director.

   ARTICLE 7.  BOARD OF COMMISSIONERS; PRESIDENT COMMISSIONER.

     PTSC  shall  have  a  Board  of  Commissioners  to be elected at the
General  Meeting  of  Shareholders.   The  Board  of Commissioners  shall
consist of not less than three (3) and not more than five (5) Commissioners. The initial number of Commissioners shall be four (4). Each Shareholder who holds twenty percent (20%) or more of the issued Shares shall have the right to nominate one or more Commissioners. The number of Commissioners that each such Shareholder shall have the right to nominate shall be calculated by first dividing the Shareholder's percentage ownership of all issued Shares of PTSC by the number twenty
(20), then rounding any resulting fraction up or down to the nearest whole integer (a resulting fraction of one-half shall be rounded up). Each Party covenants and agrees to vote as a Shareholder so as to elect as Commissioners the individuals nominated by each Shareholder who is entitled to do so. Each nominating Party shall cause its nominated individual(s) to abide by the terms and conditions of this Agreement. MMC shall have the right to designate one of the Commissioners it nominates to be the President Commissioner.

  ARTICLE 8.  GENERAL PROVISIONS RELATING TO DIRECTORS AND COMMISSIONERS

     8.1 Dismissal. Each nominating Party may at any time by advising the other Shareholders request the dismissal of such Directors or Commissioners as have been so nominated by it and request the replacement of such discussed Directors of Commissioners by other nominated individual(s). Each Party hereby covenants and agrees to vote as a Shareholder to appoint the selected replacements and dismiss the selected Directors or Commissioners as the case may be.

     8.2 Vacancy. In the event that the office of a Director or Commissioner becomes vacant by reason of death, resignation, removal or otherwise, the Partners agree to cause the election of a successor from nominees of that Party which originally nominated the Director or Commissioner concerned.

                   ARTICLE 9.   DIVIDEND POLICY

     The PTSC shall declare and distribute by way of dividends all profits legally available for that purpose and permitted by the Project Loans after setting aside such reserves as may be required by law or by the General Meeting of Shareholders as provided in the Articles of Association.

     ARTICLE 10.    EXECUTION OF AGREEMENTS; PREINCORPORATION EXPENSES

     10.1 Execution of Agreements. Upon approval by the Board of Directors and, when applicable, by the General Meeting of Shareholders, the Parties shall cause the PTSC to execute and deliver each of the Major Contracts to which it is a party and concurrently each Party shall execute and deliver each of the Major Contracts to which it is a party; provided that in each case each such Party's obligation to enter into such Major Contracts shall be subject to such documentation being in form and substance satisfactory to it after negotiation in good faith in accordance with the principles set forth in this Agreement.

     10.2 Reimbursement of Organizational Expense. All costs and expenses of PTSC approved by the Board of Directors and reasonably incurred in connection with the incorporation and organization of PTSC and the Major Contracts, including but not limited to legal and notarial fees, shall be borne by PTSC. All other expenses incurred by any Party in connection herewith or otherwise relating to the Project shall be borne by the Party so incurring such expenses or shall be reimbursed by PTSC in accordance with the Project Planning Agreement.

     10.3 Reimbursement of Feasibility Study Expenses. Subject to the availability of funds, PTSC shall reimburse any Party which has subscribed and fully paid in cash for its proportionate number of Shares in the capital of PTSC for all Feasibility Study Expenses actually paid by such Party pursuant to the terms of the Project Planning Agreement.

                     ARTICLE 11.   FINANCING.

     11.1 Financial Plan. As soon as feasible after the execution of this Agreement, the Parties shall cause PTSC to adopt a Financial Plan (the "Financial Plan"), which shall have been approved in writing by all of the Parties and which shall contain a detailed plan of the financial requirements of the Project and the funding thereof for a period of three
(3) years. In addition, not later than November 1st of each year, the Board of Directors shall prepare and provide to the Shareholders for their approval an annual operating and capital budget. For reference purposes only in relation to the annual budgets, the Board of Directors shall also prepare a rolling three (3) year business plan. The rolling three (3) year plan shall not require the approval of a General Meeting of Shareholders.

     11.2 Financing and Guarantees. The Parties confirm that PTSC shall use its best efforts to procure on the basis of its own resources the funds and financial facilities it requires in accordance with the approved Financial Plan, by using its assets as security. Except as otherwise expressly provided in the Credit Documents, Shareholder Support shall be provided by the Parties severally, and not jointly, shall be proportionate to their respective Basic Share Proportion and Basic Loan Proportion at the time of provision of any such Shareholder Support, and shall be upon such terms and conditions as approved by a General Meeting of Shareholders. If any Party fails to fulfill any of its obligations to provide Shareholder Support approved by a General Meeting of Shareholders, then the Party failing to provide such Shareholder Support shall be deemed to be a Defaulting Party within the meaning of Section
3.8 hereof and the provisions of such Section shall apply mutatis mutandis with respect to such failure and such Defaulting Party.

     11.3 Share and Subordinated Loan Transfers. In the event that any Party Transfers its Shares and/or Subordinated Shareholder Loans, the transferring Party shall (to the extent permitted by the terms of the Credit Documents) arrange that its guarantee or loan obligations shall be duly assumed by the transferee consistent with the percentage of the Shares and amount of Subordinated Shareholder Loans Transferred, unless such transferee is prohibited or precluded from providing any guarantee or making such loans(s) under the laws, regulations and policies of the ROI, in which chase the transferring Party shall continue to assume its guarantee or loan obligations.

     11.4 Repayment of Shareholder Support. If Shareholder Support is provided by the Parties, regardless of the form in which it is contributed to PTSC (whether as Subordinated Shareholder Loans or otherwise), such Shareholder Support shall have priority over payment of dividends in respect of Shares, payment of principal or interest in respect of the $176,000,000 of Subordinated Shareholder Loans specified in Section 3.6 of this Agreement or any additional Subordinated Shareholder Loans made in the form of Voluntary Capital Contributions, and shall be repaid by PTSC in the following orders of priority:

          (a)  First Priority:

               (i) Repayment of Floor TC's and RC's Support by FI (in the event that FI is required to increase its Floor TC's and RC's price from 21 cents to 23 cents per pound for a period of time as provided in Section 12.6 hereof);

               (ii) Payment of subordinated Support Fees, in the event that such Support Fees payable to MMC are subordinated for a period of time as provided in Section 12.7 hereof; and

               (iii)Repayment of subordinated Financial Disadvantage (as defined in the Copper Cathode Export Sale and Purchase Agreement), in the event that such Financial Disadvantage payments owed by FTSC to MMC, MC, or NMM are subordinated for a period of time as provided in Section 12.9 hereof;

with such payments to MMC, FI, MC and NMM being paid on a pro-rate basis based on the amounts of such Shareholder Support provided by each.

          (b)  Second Priority:

Payment of subordinated smelter license royalties owed to MMC (in the event that smelter license royalties owed to MMC pursuant to the Smelter License Agreement are subordinated as provided in Section 12.8).

          (c)  Third Priority:

Repayment of amounts incurred or paid by MMC in respect of the MMC Warranty Support (in the event that MMC Warranty Support is called upon).

          (d)  Fourth Priority:

Repayment of VAT Support (in the event that VAT Support is required in accordance with the Credit Documents);

with such payments to MMC, FI, MC and NMM being paid on a pro-rata basis based on the amounts of VAT Support provided by each.

          (e)  Fifth Priority:

Repayment of Coast Overrun Support (in the event that Cost Overrun Support is required in accordance with the Credit Documents);

with such payments to MMC, FI, MC and NMM being paid on a pro-rata basis based on the amounts of Cost Overrun Support provided by each.

                     ARTICLE 12.   COVENANTS

     12.1 General. Each of the Parties agrees and covenants that it will work diligently on all major aspects of the Project including, but not limited to, facility design, securing of financing, start-up and operation of the Project.

     12.2 Governmental Approvals. Each of the Parties agrees and covenants that it shall during the term of this Agreement exert its best efforts to procure all of the required government approvals and licenses for the establishment and continuance of PTSC and the attainment of PTSC's objectives, including but not limited to all authorizations required under the Foreign Capital Investment law and regulations.

     13.2 Execution of Other Agreements.   Each  of the Parties covenants
and agrees to enter into and execute such other documents as are necessary to give full effect to the provisions of this Agreement.

     12.4 Competition With PTSC. Each Party may, from time to time, be engaged in businesses which are directly or indirectly in competition with the business of PTSC. While the Parties intend that each Party shall be free to compete with each other Party and with PTSC, the Parties agree that none of the Project Information or other information which has been obtained concerning the Project or PTSC shall be used by any Party to the detriment of the other Parties or PTSC, or otherwise in contravention of Article 18.

     12.5 MMC Preferential Return.

          (a) Total Return of 13% or Less. FI agrees, any transferee of Shares and/or Subordinated Shareholder Loans from FI shall agree as a condition to such Share Transfer being registered in PTSC's share register or such Transfer of Subordinated Shareholder Loans being binding on PTSC, that for so long as MMC, MC and NMM (or any authorized transferee(s) of Shares and Subordinated Shareholder Loans held by MMC, MC or NMM) do not receive an average annual simple return of thirteen percent (13%) on their total capital contribution (other than for Cost Overrun Support) to PTSC (the "Target Return") during the first twenty
(20) years after the Commencement of Commercial Operations (the "Return Adjustment Period") then (a) FI assigns to MMC, MC, NMM, and their transferee(s) up to one hundred percent (100%) of any dividends with respect to Shares and interest with respect to Subordinated Shareholder Loans that FI may be entitled to receive from PTSC (other than for Cost Overrun Support) during the Return Adjustment Period until such time as MMC, MC, NMM and their transferee(s) have achieved an average annual simple return equal to the Target Return (it being agreed by FI that during the Return Adjustment Period there shall be no repayment of principal on Subordinated Shareholder Loans lent by FI for so long as MMC, MC, NM, and their transferee(s) have not received the Target Return) and (b) as a condition to FI transferring any Shares and/or Subordinated Shareholder Loans, FI shall require its transferee to assign to MMC, MC, NMM and their transferee(s) up to one hundred percent (100%) of any dividends with respect to Shares and interest with respect to Subordinated Shareholder Loans that FI's transferee may be entitled to receive from PTSC (other than for Cost Overrun Support) during the Return Adjustment Period on the same basis, with such assignment to be prorated based on the percentage shareholding as between FI and such transferee. If the Return Adjustment Period should expire without MMC, MC, NMM and their transferee(s) receiving the Target Return for the Return Adjustment Period, they shall have no obligation to return any amounts assigned by FI or any FI transferee.

          (b) Total Return Exceeding 13%. Notwithstanding Section 12.5(a), if MMC's, MC's, NMM's and any of their transferee(s)'s average annual simple return shall at any time exceed the Target Return during the Return Adjustment Period, then, for so long as and only to the extent that their cumulative return from PTSC exceeds the Target Return during the Return Adjustment Period, MMC, MC, NMM and/or their transferee(s), as the case may be, shall assign such excess returns to FI and any such FI transferee in the same ratio as amounts were assigned to it/them by FI and any FI transferee until such time (irrespective of whether the Return Adjustment Period has expired) as FI and any FI transferee have been reimbursed for all amounts which FI and any such FI transferee previously assigned to MMC, MC, NMM and their transferee(s).

          (c) Calculation of Target Return. In determining whether MMC's, MC's, NMM's and their transferee(s)'s actual return has equaled the Target Return, the following rules shall apply:

               (i) Calculation of the total capital contribution made by any Shareholder shall include the amount of equity contributions and the amount of Subordinated Shareholder Loans still outstanding made by such Shareholder;

               (ii) Calculation of the return received by MMC, MC, NMM and their transferee(s) (A) shall include dividends with respect to Shares and interest with respect to Subordinated Shareholder Loans held by such Shareholder, (B) shall not include any return of principal with respect to Subordinated Shareholder Loans made by them, and (C) shall include all amounts received by way of assignment from FI or any FI transferee pursuant to this Section 12.5;

               (iii)Calculation of the return received by MMC, MC, and NMM and their transferee(s) shall consist of the gross amount of interest and dividends paid (before deducting applicable withholding taxes), but in the event that MMC, MC, NMM or any transferee(s), as the case may be, (A) notifies PTSC that it is unable to utilize all or any part of the amount of any Indonesian taxes actually withheld from payments made to it as a credit against its home country income taxes, and (B) has provided appropriate documentation to PTSC related thereto, then the assignment provisions of the preceding paragraph shall apply such that the sum of (1) the amount of cash actually received by MMC, MC, NMM or any transferee(s), as the case may be, and (2) the tax benefits actually received by MMC, MC NMM or any transferee(s), as the case may be against its home country income taxes, equal the Target Return;

               (iv) Notwithstanding any other provision of this Section 12.5, the Target Return shall not apply to Cost Overrun Support, but shall apply to Voluntary Capital Contributions; and

               (v) For reference purposes, a sample calculation of the average annual simple return is attached hereto as Exhibit "A".

     12.6 Increase in Floor TC's and RC's. In the event that (a) the Indonesian government has not imposed an import tariff on copper cathodes of three percent (3%) or greater by the Commencement of Commercial Operations, and (b) PTSC is receiving treatment and refining charges for the combined Part A and Part B tonnage sold by FI and purchased by PTSC pursuant to the Concentrate Purchase and Sale Agreement of less than twenty-three cents (US$0.23) per pound of Payable Copper, as defined in the Concentrate Purchase and Sales Agreement, then FI and PTSC shall amend the Concentrate Purchase and Sale Agreement to increase the Floor TC's and RC's, as defined in the Concentrate Purchase and Sale Agreement to twenty-three cents (US$0.23) per pound of Payable Copper, retroactively to the very first shipment to PTSC. The higher Floor TC's and RC's shall continue until the first to occur of (i) the date on which the Indonesian Government imposes an import tariff on copper cathodes of three percent (3%) or greater or (ii) the date which is five (5) years following the Production Date. For the avoidance of doubt, no interest shall accrue on the amounts received by PTSC as a result of the foregoing increase in the Floor TC's and RC's, except from the date when PTSC fails to repay the increased amounts received when due in accordance with
Section 11.4(a)(i).

     12.7 Subordination of Support Fee. In the event that (a) the Indonesian Government has not imposed an import tariff on copper cathodes of three percent (3%) or greater by the Commencement of Commercial Operations, and (b) FI and PTSC are required to amend the Concentrate Purchase and Sale Agreement to increase the Floor TC's and RC's under the Concentrate Purchase and Sale Agreement as provided in Section 12.6 above, then the full Support Fee shall be subordinated to debt service and debt service reserve requirements under the Project Loans, such subordination to be retroactive to the date of the very first shipment made by FI under the Concentrate Purchase and Sale Agreement and to continue until the first to occur of (i) the date on which the Indonesian Government imposes an import tariff on copper cathodes of three percent (3%) or greater or (ii) the date which is five (5) years following the Production Date; and further provided that a Support Fee payment which is deferred pursuant to the proviso immediately above shall not be deemed to be a late payment subject to accrual of interest provided that, if deferred, the deferred Support Fee is paid when no longer subordinated pursuant to the Project Loans.

     12.8 Subordination of Smelter License Royalty. As support for PTSC, MMC agrees that each payment of the royalty due to MMC in accordance with the Smelter License Agreement shall be subordinated in priority of payment to (a) all operating expenses of PTSC, (b) all amounts payable by PTSC under the Project Loans, including funds required to be deposited into a debt service reserve fund, and (c) in the event that a tariff of at least three percent (3%) is not imposed by the Indonesian Government on the importation of copper cathode by the due date of the royalty payment, and the absence of such tariff results in the payment by FI to PTSC of increased treatment and refining charges pursuant to Section 12.6 and/or the deferral of payments by PTSC to MMC for Support Fees pursuant to Section 12.7, then to the payment to (i) FI of such increased treatment and refining charges and (ii) MMC of such deferred Support Fees in accordance with Section 11.4; and further provided that a royalty payment which is deferred pursuant to the proviso immediately above shall not be deemed to be a later payment subject to accrual of interest in accordance with Section 5.2 of the Smelter License Agreement provided that, if deferred, the deferred royalty payment is paid when no longer subordinated as provided herein.

     12.9 Subordination of Financial Disadvantage Payable to MMC, MC or NMM. As support for PTSC, MMC, MC and NMM agree that payment of Financial Disadvantage (as defined in the Copper Cathode Export Sale and Purchase Agreement) owed by PTSC to MMC, MC or NMM in accordance with the Copper Cathode Export Sale and Purchase Agreement (and interest accrued thereon) shall be subordinated to debt service under the Project Loans to the extent provided in the Credit Documents.

               ARTICLE 13.   TERM OF THIS AGREEMENT

     This Agreement shall remain in force and effect as long as PTSC continues to exist, unless earlier terminated as provided for in this Agreement.

                      ARTICLE 14.   DEFAULT

     14.1 Default.  Any of the following will constitute a Default:

          (a) If any of the Parties shall be declared insolvent or bankrupt, or make an assignment or other arrangement for the benefit of creditors;

          (b)  If any of the Parties shall be dissolved or liquidated; or

          (c) If any of the Parties shall at any time be in default in any material respect in the performance of any of its obligations under this Agreement or otherwise commit any material breach of this Agreement, and such default of breach shall continue for a period of sixty (60) days after a written notice demanding rectification of such default or breach has been given by PTSC or any other Party to the defaulting Party, and, provided further, such default has been acknowledged by the defaulting Party or confirmed by an arbitrator's judgment as provided in Article 16.

     14.2 Effect of Default. Upon the occurrence of a Default, without prejudice to any other rights and remedies of the non-defaulting Parties or Party, the rights of the defaulting Party under this Agreement shall be suspended pending sale of the defaulting Party's Shares as provided in
Section 14.3 or for so long as the default is unrectified.

     14.3 Share Purchase Right. In the event of a default, each of the non-defaulting Parties shall have the right to purchase all or any part of the Shares and assume all or any part of the Subordinated Shareholder Loans held by the defaulting Party, at the price determined in accordance with Section 14.4, by giving notice ("an Exercise Notice") thereof to all the Parties within sixty (60) days after the default occurs. If the total number of Shares and amount of Subordinated Shareholder Loans for which Parties have exercised such right exceeds the total number of Shares and Subordinated Shareholder Loans of the defaulting Party, then each Party exercising such right may acquire at least the number of Shares and amount of Subordinated Shareholder Loans that bears the same ratio to the total number of Shares and Subordinated Shareholder Loans held by the defaulting Party that such non-defaulting Party's respective Basic Share Proportion and Basic Loan Proportion bears to the aggregate Basic Share Proportion and Basic Loan Proportion of all non-defaulting Parties exercising such right; provided that should any Party accept in writing less than the number of Shares and/or Subordinated Shareholder Loans to which it would be entitled under the foregoing, such Party shall be entitled only to the number of Shares and/or Subordinated Shareholder Loans it has so accepted, and the remaining Shares and Subordinated Shareholder Loans offered for sale or assignment shall be divided proportionately as above among those Parties who have accepted more than the number of Shares and/or Subordinated Shareholder Loans to which they would be entitled in accordance with the foregoing. If the total number of Shares or Subordinated Shareholder Loans for which Parties have exercised such right is less than the total number of Shares or Subordinated Shareholder Loans available, then the Board of Directors may offer such Shares or Subordinated Shareholder Loans to third parties, with the prior approval of a General Meeting of Shareholders. Upon completion of the foregoing transactions, the Basic Share Proportion and Basic Loan Proportion of each Party and the third party (if applicable) shall be adjusted in accordance with its ownership percentage.

     14.4 Share Price. For the purpose of the Transfer of the Shares and Subordinated Shareholder Loans as stated in Section 14.3 above, the sale and purchase price of the Shares and Subordinated Shareholder Loans shall be at (i) the then book value of such Shares and the outstanding principal and accrued interest of the Subordinated Shareholder Loans as determined by the Auditor in the case of Subsections 14.1(a) through (b) above, or (ii) seventy-five percent (75%) of the par value of such Shares or seventy-five percent (75%) of the then book value of such Shares as determined by the Auditor, whichever is less, and seventy-five percent
(75%) of the outstanding principal and accrued interest of the Subordinated Shareholder Loans in the case of Subsection 14.1(c) above.

     14.5 Share and Subordinated Loan Transfer.   Within thirty (30) days
after the Share and Subordinated Shareholder Loans purchase price is determined in accordance with Section 14.4:

          (a)  the defaulting Party shall:

          (i)  execute   and   deliver  to  the  purchaser  the  relevant
documents required to transfer the Shares and assign the Subordinated Shareholder Loans;

          (ii) Transfer (consistent with the Credit Documents) to the purchaser the share certificate(s) (if any) relating to the Shares and loan and security documents relating to the Subordinated Shareholder Loans;

          (iii)deliver to the purchaser a letter of resignation from each of the Director(s) and Commissioner(s) appointed or elected on its nomination with a waiver of all claims for compensation for loss of office;

          (iv) deliver to the purchaser a bank check for one half of the amount of any stamp or other transfer tax or duty payable in respect of the Transfer of the Shares and Subordinated Shareholder Loans, failing which the purchaser may deduct such sum from the purchase price of the Shares and Subordinated Shareholder Loans;

          (v) deliver to the purchaser all books and records of PTSC in its possession or in the possession of Director(s) or Commissioner(s) thereof elected or appointed on its nomination; and

          (vi) co-operate with the purchaser in the orderly transfer of the Shares and Subordinated Shareholder Loans and, where appropriate, control and management of the business and affairs of PTSC to the purchaser.

          (b) The purchasing Party shall deliver to the defaulting Party a bank check for the purchase price of the Shares and Subordinated Shareholder Loans less any deduction in respect of stamp or other tax or duty in accordance with subparagraph (a)(iv) of this Section 14.5.

       ARTICLE 15.   EFFECT OF TERMINATION AND DISSOLUTION

     Termination of this Agreement for any cause shall not release the Parties from any liability which at the time of termination has already accrued or which thereafter may accrue in respect of any act or omission prior to such termination. Further, any such termination hereof shall in no way affect the survival of rights and obligations of the Parties which are expressly stated elsewhere in this Agreement to survive termination hereof or the obligations of the Parties under any of the Major
Contracts. To the extent necessary to give effect to the termination provisions of this Agreement, the Parties hereby waive the provisions of
Article 1266 of the Indonesian Civil Code to the extent they require judicial approval of the termination of contracts.

                 ARTICLE 16.   DISPUTE RESOLUTION

     16.1 Amicable Settlement. Any dispute arising out of or in connection with this Agreement or its performance, including the validity, scope, meaning, construction, interpretation, application, breach or termination hereof, shall to the extent possible be settled amicably by negotiation and discussion between the Parties. Any Party wishing to invoke the right to conduct such settlement negotiations shall give written notice to the other Parties of the substance of the dispute and propose a schedule of conferences to resolve the matter.

     16.2 Arbitration Rules. Any such dispute not settled by amicable agreement within sixty (60) days of receipt of the written notice described in Section 16.1 (or such other period as may be agreed by all Parties in writing in any specific case) shall be finally settled by arbitration in Singapore as an international arbitration under the auspices of the Singapore International Arbitration Centre and applying the ICC Arbitration Rules. In the event of a conflict between the ICC Arbitration Rules and the terms of this Agreement, the terms of this Agreement shall govern. Documents may be submitted in either English or Japanese without the need for translation.

     16.3 Arbitrators. Any arbitration hereunder shall be conducted in the English and/or Japanese languages before a panel of three arbitrators. Each arbitrator shall preferably be fluent in both English and Japanese, but if fluent in only one of such language, an interpreter shall be retained and paid for by the Parties equally. The arbitrators shall be appointed in accordance with the following provisions:

          (a) where only two Parties are involved in the dispute, each Party shall appoint one arbitrator and the two arbitrators so appointed shall select the third arbitrator (who shall not be a resident or national of the same country as either of the Parties involved in the dispute). The third arbitrator shall act as the presiding arbitrator;

          (b) if within a period of 30 days from the date of the notice of arbitration, a Party has failed to appoint an arbitrator, or, the two appointed arbitrators have failed to select the third arbitrator within 30 days after both arbitrators have been appointed, the Chairman of the Singapore International Arbitration Centre shall appoint such arbitrator or arbitrators as have not been appointed; and

          (c) where more than two Parties are involved in the dispute, the Chairman of the Singapore International Arbitration Centre shall appoint each of the three arbitrators, and select one as the presiding arbitrator.

     16.4 Arbitration  Award.   The  award  rendered  in  any arbitration
commenced hereunder shall apportion the costs of the arbitration.

     16.5 Award to be Final and Conclusive. The award rendered in any arbitration commenced hereunder shall be final and conclusive, and judgment thereon may be entered in any court having jurisdiction for its enforcement. The Parties expressly agree to waive Article 641 of the Indonesian Code of Civil Procedure and Articles 15 and 108 of Law No. 1 of 1950 (Supreme Court Rules), and accordingly there shall be no appeal to any court from the decision of the panel of arbitrators. No Party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute until such matter shall have been submitted and decided as herein provided and then only for the enforcement of the board of arbitration's award.

     16.6 Performance of Obligations Pending Decision. Pending submission to the board of arbitration and thereafter until the board of arbitration gives its award, the Parties hereto agree that they will continue to perform all their respective obligations under this Agreement without prejudice to the final judgment in accordance with the said award.

     16.7 Waive of Right to Terminate Board of Arbitration. The Parties hereto expressly agree to waive the applicability of Article 650.2 of the Indonesian Commercial Code, so that the appointment of the board of arbitration shall not terminate as of the sixth month from the date of its appointment. The mandate of the board of arbitration reconstituted in accordance with the terms hereof shall remain in effect until a final arbitral award has been issued by the board of arbitration.

           Article 17.  REPRESENTATIONS AND WARRANTIES

     17.1 Corporate Power. Each Party warrants that it has full corporate power to enter into this Agreement and to perform its obligations hereunder according to the terms of this Agreement, and that it has taken all necessary corporate or other actions to authorize its entry into and performance of this Agreement.

     17.2 Statements True. Each party warrants that the statements made relating to it in this Agreement are true and accurate and that nothing further needs to be stated to prevent such statements from being misleading.

                   ARTICLE 18.  CONFIDENTIALITY

     18.1 Confidential  Treatment/Permitted  Disclosures.   Each  of  the
Parties covenants and agrees not to

          (a) use for any commercial purpose other than in connection with the Project any of the proprietary or confidential information concerning the Project, including but not limited to proprietary and confidential technical information such as drawings, documents, specifications and non-public data and procedures, furnished by any Party or its Affiliates or developed for purposes of the Project (collectively, the "Project Information"), or

          (b) divulge any Project Information to third parties without the consent of the other Parties; except that (i) any party may disclose Project Information to such of its directors, officers, employees, consultants and advisors (including financial and legal advisors) as have a reasonable need to know such Project Information in connection with the Project Loans and its equity participation in the Project (in each case pursuant to a written agreement whereby the recipient agrees to keep such Project Information confidential); (ii) FI shall have the right to disclose such Project Information to the Government in furtherance of its obligations under the Contract of Work with the ROI; and (iii) each other Party may disclose Project Information as required in accordance with applicable laws and for the due enforcement of its rights hereunder and under the Major Contracts.

     Notwithstanding the above, no Party shall be under any obligation of confidentiality and restricted use as to any Project Information and knowledge based thereon, which, as evidenced by documents,

          (c) was in the lawful possession of the receiving Party prior to the disclosure thereof by the disclosing Party and which was not obtained by the receiving Party either directly or indirectly from the disclosing Party or another Party, or

          (d) is, after disclosure by the disclosing Party, lawfully disclosed to the receiving Party by a third party having no obligation of secrecy to the disclosing party as to the said information, or

          (e) is or at any time becomes available to the public through no act, failure to act or other legal fault of receiving Party.

Specific information disclosed to a receiving Party shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or is in the possession of the receiving Party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the receiving Party, but only if the combination itself and its principles of operation are in the public domain or in the possession of receiving Party.

     18.2 Implementation. Each Party further agrees to make all reasonable efforts, and to take all reasonable precaution, to prevent any of its employees or personnel, or any other persons, from obtaining or making any unauthorized use of, or effecting any disclosure of any Project Information. The Parties shall implement this policy of confidentiality in part by appropriate contract provisions, including but not limited to appropriate terms in contracts of employment.

     18.3 Treatment of Project Information by PTSC. Each Party further agrees that PTSC shall treat all Project Information as confidential and shall not disclose all or any part of it to any third party or otherwise seek to exploit all or any part of it without the prior written consent of the Party(ies) from which it was derived; provided that Project Information may be disclosed by PTSC (a) if required to be disclosed under any applicable law or regulation and (b) to its consultants, actual or prospective financiers or transferees thereof (or any of their legal counsel or consultants), the independent engineer appointed pursuant to the Project Loans or sub-consultants as reasonably necessary for their services to PTSC or their participation in the Project, such disclosure to be pursuant to a written agreement whereby the recipient agrees to keep such Project Information confidential.

     18.4 Obligations  to  Survive.   The  obligations  contained in this
Article 18 shall bind the Parties during the term of this Agreement and shall continue to bind the Parties after this Agreement is terminated (for whatever cause) or expires for a period of five (5) years thereafter.

                     Article 19.  ASSIGNMENT

     Except as provided herein concerning the authorized Transfer of Shares or Subordinated Shareholder Loans, no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties. In the event an assignment is consented to by the other Parties, this Agreement shall inure to the benefit of and be binding upon such assignee and its successors or assigns, and such assignee shall execute an appropriate document or documents as necessary to become a Party to this Agreement.

               Article 20.  LAW AND INTERPRETATION

     20.1 Governing Law. The provisions of this Agreement shall be governed in all respects by and construed in accordance with the laws of Japan.

     20.2 Governing  Language  of  this  Agreement.   This  Agreement  is
executed in the English language which shall be the governing language despite translation into any other language(s).

     20.3 Headings. The headings of the Articles and Sections in this Agreement and table of contents shall not form part of this Agreement and shall be disregarded in interpreting and construing this Agreement.

                    Article 21.  SEVERABILITY

     If one or more of the provisions herein shall be void, invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality and enforceability of the remaining provisions contained shall not be affected or impaired in any way. Each Party hereto shall, in any such event, execute such additional documents as the other Party(ies) may reasonably request in order to give valid, legal and enforceable effect to any provision hereof which is determined to be invalid, illegal or unenforceable as written in this Agreement.

                       Article 22.  NOTICES

     22.1 Manner of Delivery/Addresses. Except as expressly set out in this Agreement to the contrary, all notices and other communications to be given to a Party under this Agreement shall be in writing in the English language and communicated by personal delivery, mail or facsimile from one Party to the other Party(ies) at their respective addresses as follows:

     FI:       P.T. Freeport Indonesia Company
               Plaza 89, 5th Floor
               Jl. H.R. Rasuna Said Kav. X-7 No. 6
               Jakarta 12940 Indonesia
               Attention: President Director
               Fax Number: 62-21-850-6736

          with a copy to:

               P.T. Freeport Indonesia Company
               1615 Poydras Street
               New Orleans, LA 70112 U.S.A.
               Attention: Legal Department
               Fax Number: 1-504-585-3513

     MMC:      Mitsubishi Materials Corporation
               1-5-1 Marunouchi
               Chiyoda-ku
               Tokyo 100, Japan
               Attention: General Manager, Metals Division
               Fax Number: 81-3-5252-5426

     MC:       Mitsubishi Corporation
               2-6-3, Marunouchi
               Chiyoda-ku
               Tokyo 100-86, Japan
               Attention: General Manager,
                          Base Metals Business Department
               Fax Number: 81-3-3210-8186

     NMM: Nippon Mining & Metals Company, Limited
               2-10-1, Toranomon
               Minato-ku
               Tokyo 105, Japan
               Attention: General Manager
                          Planning & Coordination Department
                          Copper & Chemical Division
               Fax Number: 81-3-5573-7595

     PTSC:     P.T. Smelting Co.
               Plaza 89, 6th Floor-S-602
               Jl. H.R. Rasuna Said
               Kav.X-7 No.6
               Jakarta, 12940
               Indonesia
               Attention: President Director
               Fax Number: 62-21-522-9615

Subject to any express provisions contained in this Agreement to the contrary, the notices and other communications shall be deemed delivered when sent in the case of facsimile transmissions or personal delivery, and ten (10) days after sending in the case of mail.

     22.2 Change of Address. Any Party hereto may at any time change its address by written notice to the other Parties of such change.

                    Article 23.  FORCE MAJEURE

     No Party shall be liable for any delay or failure in the performance of any of its obligations under this Agreement to the extent that such delay or failure is caused by Force Majeure, provided that the Party whose performance is prevented or delayed by such Force Majeure shall make every good faith effort to overcome or dispel the event of Force Majeure, and further provided that Force Majeure shall not excuse a failure to pay money when due. For the purposes of this Agreement, "Force Majeure" shall mean events or circumstances beyond the reasonable control of a Party such as lightning, fire, explosion, storm, wind, flood, tidal wave, earthquake, tempest or other natural disasters of overwhelming proportions or acts of God; civil commotion, rebellion, war, sabotage, riot, strike, lock out or industrial unrest; or the enactment of any law or regulation not existing or not applicable on the date of this Agreement by the Government which renders the Project economically impracticable, or the nationalization, expropriation or compulsory acquisition of the Project or any part thereof by the Government.

                  Article 24.  ENTIRE AGREEMENT

     This Agreement and the Credit Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and, with the exception of the project Planning Agreement, supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. Insofar as possible this Agreement shall be interpreted to be consistent with the Project Planning Agreement, provided, however, that in the event of a direct inconsistency, this Agreement shall take precedence. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto.

                     Article 25.  AMENDMENTS

     This Agreement may not be modified or amended except in writing and with the unanimous agreement of the Parties hereto.

            Article 26.  NO THIRD PARTY BENEFICIARIES

     Neither this Agreement nor any provision hereof is intended to confer upon any person, firm, corporation or other entity other than the Parties hereto any rights or remedies hereunder.

          Article 27.  NO CONFLICT WITH CREDIT DOCUMENTS

     Each Party acknowledges (and upon any Transfer of Shares or Subordinated Shareholder Loans, each such transferee shall be deemed to have acknowledged) that it has read and is familiar with the terms and conditions of the Credit Documents and agrees that, prior to the earlier of the Termination Date and the Ownership Transfer Date, notwithstanding any provision in this Agreement to the contrary, such Party shall not take or permit to be taken any action pursuant hereto, or fail to take any action required hereunder, which shall conflict with any of its obligations under any of the Credit Documents or cause PTSC to conflict with any of its obligations under the Loan Agreement.

                    Article 28.  MISCELLANEOUS

     The Parties agree to amend the Articles of Association of PTSC as necessary to comply with this Agreement. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.


                               ****

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date and year and place first written above.

                              MITSUBISHI MATERIALS CORPORATION


                              By:  /s/Teesuo Kumana
                                 -------------------------------
                                      Teesuo Kumana
                              Title:  Managing Director, Metals Division


                              P.T. FREEPORT INDONESIA COMPANY


                              By: /s/ Robert M. Wohleber
                                 --------------------------------
                                   Robert M. Wohleber
                              Title:   Vice President


                              MITSUBISHI CORPORATION


                              By: /s/ Fukuda, Isamu
                                 -------------------------------
                                   Fukuda, Isamu
                              Title: Director, General Manager Non-Ferrous
                                     Metals Div.

                         NIPPON MINING & METALS COMPANY, LIMITED


                              By: /s/ Matuo Ide
                                 ------------------------------
                                   Matuo Ide
                              Title:   Managing Director


                           RATIFICATION

PTSC hereby ratifies and agrees to be bound by this Agreement as if it were a party hereto, to carry out the management and administration of its business in accordance with the terms and conditions of this Agreement, and to perform all obligations intended under this Agreement to be undertaken or performed by it.


                              P.T. Smelting Co.

                              By: /s/Shunichi Ajima
                                 --------------------------
                                     Shunichi Ajima
                              Title: President Director


                                                              EXHIBIT "A"


      SAMPLE  CALCULATION  OF  MMC/MC/NMM'S  RECEIPT  OF  13%  SIMPLE RETURN
      ON CONTRIBUTED CAPITAL


Return Amounts Refer to Gross Distributions
(i.e., Distribution Including Application
Withholding Tax)
                              Year 1(*1)  Year 2   Year 3   Year 4    Year 5    Year 6    Year 7    Year 8    Year 9   Year 10
                              ----------  ------   ------   ------    ------    ------    ------    ------    ------   -------
Cash Available for Interest
  on Shareholder Loans              0     25,000   33,000   20,000    18,000    15,000    15,000    14,000    12,500    11,500
Cash Available for Dividend         0          0        0        0    28,000    35,000    15,000    45,000    50,000    54,542
Cash Available for Principal
  Repayment on Shareholder
  Loans                             0          0        0   15,000    10,000    12,500    15,000    10,000    10,000    10,000
Total Cash Available for
  Shareholder                       0     25,000   33,000   35,000    56,000    62,500    45,000    69,000    72,500    76,042

MMC/MC/NMM
  MMC/MC/NMM Pro-Rata Return
    Interest on Shareholder
      Loan (*2)                     0     17,291   22,824   13,307    11,613     9,244     8,620     7,581     6,284     5,254
    Common Stock Dividends          0          0        0        0    21,000    26,250    11,250    33,750    37,500    40,097
Return Assigned from FI             0      7,709   10,176    6,693    13,387    14,506    10,130         0         0         0
Return Reimbursed to FI             0          0        0        0         0         0         0    16,076    21,424     4,119
Annual Return                       0     25,000   33,000   20,000    46,000    50,000    30,000    25,255    22,360    42,042
Cumulative Return                   0     25,000   58,000   78,000   124,000   174,000   204,000   229,255   251,615   293,657
Average Balance-Shareholder
  Loan                        132,000    132,000  132,000  117,000   107,000    94,500    79,500    69,500    59,500    49,500
Average Balance-Common
  Equity                      112,500    112,500  112,500  112,500   112,500   112,500   112,500   112,500   112,500   112,500
Average Balance-Capital
  Contributions               244,500    244,500  244,500  229,500   219,500   207,000   192,000   182,000   172,000   162,000
Cumulative Average Balance    244,500    489,000  733,500  963,000 1,182,500 1,389,500 1,581,500 1,763,500 1,935,500 2,097,500
Average Annual Simple
  Return to MC/MC/NMM(*3)        0.0%       5.1%     7.9%     8.1%     10.5%     12.5%     12.9%     13.0%     13.0%     14.0%
(CUMULATIVE RETURN/SUM OF
  AVERAGE CAPITAL)

FI
   FI Return
     Interest on Shareholder
       Loan (*2)                    0      7,709   10,176    6,693     6,387     5,756     6,380     6,419     6,216     6,246
     Common Stock Dividends         0          0        0        0     7,000     8,750     3,750    11,250    12,500    13,636
   Return Assigned to MMC/
     MC/NMM                         0      7,709   10,176    6,693    13,387    14,506    10,130         0         0         0
   Return Reimbursed from
     MMC/MC/NMM                     0          0        0        0         0         0         0    16,076    21,424     4,119
   FI Arrearage (*4)                0      8,333   19,333   26,000    41,333    58,000    68,000    42,673     9,987         0
   Average Balance-
     Shareholder Loan          44,000     44,000   44,000   44,000    44,000    44,000    44,000    44,000    44,000    44,000
   Average Balance-Common
     Equity                    37,500     37,500   37,500   37,500    37,500    37,500    37,500    37,500    37,500    37,500


*1      Years refer to fiscal  years following  commencement of commercial operations.
*2 Interest is assumed to be calculated according to the terms of the Subordinated Loan Agreements.
*3 Average annual simple return is equal to the sum of gross interest and dividends paid to MMC/MC/NMM to date divided by the cumulative average capital balance (based on actual days outstanding) from the commencement of commercial operations to date. Total debt and equity contributed by all Sponsors are assumed to total $326 million as of commencement of commercial operations. MMC/MC/NMM's capital contribution is assumed to total $244.5 million.
*4 FI's arrearage amount equals the amount by which gross interest and dividends received by FI on its subordinate debt and equity investments fall short of or exceeds the pro-rata share of gross interest and dividends received by MMC/MC/NMM on their subordinate debt and equity investments. In the above example, FI holds $44 million of subordinated debt and $37.5 million of common equity subject to dividend assignment obligations, and is therefore entitled to receive 33.3% (i.e., 25%/75%) of the gross interest and dividends received by MMC/MC/NMM.